Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust

Announces 3rd Quarter Cash Distribution

DALLAS, TEXAS, August 17, 2012—Dominion Resources Black Warrior Trust (NYSE: DOM) today announced a quarterly cash distribution to the holders of its units of beneficial interest of $0.095989 per unit. The distribution will be payable September 7, 2012 to unitholders of record on August 29, 2012. Dominion’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.dom-dominionblackwarriortrust.com/.

This distribution represents the quarterly royalty payment from Walter Black Warrior Basin LLC (“WBWB”) reflecting production from April 1, 2012 to June 30, 2012. WBWB reported that production attributable to the Trust’s overriding royalty interests was approximately 505 million cubic feet (“MMcf”) during this period compared to 500 MMcf in the previous quarter. Prices for this quarter to the trust averaged $2.19 per Mcf compared to $3.50 per Mcf for the previous quarter. Although production was relatively flat, prices for natural gas declined.

The Trust is designed to provide unitholders with quarterly cash distributions from its royalty interests in certain coal seam gas properties. The units are listed on The New York Stock Exchange under the symbol “DOM”.

The Trust owns overriding royalty interests burdening certain proved developed coal seam gas properties owned by WBWB and located in the Black Warrior Basin of Alabama. The Trust is a grantor trust originally formed by Dominion Resources, Inc.

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Contact:

Ron E. Hooper, Senior Vice President

U.S. Trust, Bank of America Private Wealth Management, Trustee

Toll-free – 1.800.365.6548